Exhibit 99.2

Date: December 18, 2020

To:

William Wei Cao, Chairman & CEO

Gracell Biotechnologies Inc.

Building 12, Block B, Phase II, Biobay Industrial Park, 218 Sangtian St., Suzhou Industrial Park, 215123

Re: Gracell Biotechnologies Inc.

We are a firm of lawyers qualified to practice in the People’s Republic of China (the “PRC”). We have acted as PRC legal counsel to Gracell Biotechnologies Inc., an exempted limited liability company organized under the laws of the Cayman Islands (the “Company”). We have been requested by the Company to render an opinion in connection with (i) the proposed initial public offering (the “Offering”) by the Company of American Depositary Shares (“ADSs”) in accordance with the Company’s registration statement on Form F-1, including all amendments or supplements thereto (the “Registration Statement”), filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”) under the U.S. Securities Act of 1933, as amended, and (ii) the listing of the Company’s ADSs on Nasdaq Global Market.

A. Documents and Assumptions

For the purpose of giving this opinion, we have examined the Registration Statement, the originals or copies of documents provided to us by the Company, including, without limitation, the documents obtained from the applicable Administration of Market Regulations ( the “AMR”) and such other documents, corporate records, certificates, approvals and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion, including, without limitation, originals or copies of the agreements and certificates issued by PRC authorities and officers of the Company (“Documents”).

Without prejudice to the foregoing, we have also made due enquiries as to other facts and questions of law as we have deemed necessary in order to render this opinion.

The material from AMR does not determine conclusively whether or not an order has been made or a resolution has been passed for the winding up of a company or for the appointment of a liquidator or other person to control the assets of a company, as notice of such matters might not be filed immediately and, once filed, might not appear immediately on a company’s public file. Moreover, the information from AMR is unlikely to reveal any information as to any such procedure initiated by the Company in any other jurisdiction.

For the purpose of this opinion we have assumed:

(a)	the genuineness of all signatures and seals, the conformity to originals of all documents purporting to be copies of originals and the authenticity of the originals of the Documents;

(b)

that such of the documents as contain resolutions of directors and members, respectively, or extracts of minutes of meetings of the directors and meetings of the members, respectively accurately and genuinely represent proceedings of meetings of the directors and of meetings of members, respectively, of which adequate notice was either given or waived, and any necessary quorum present throughout;

(c)	the accuracy and completeness of all factual representations (if any) made in the Documents other than legal matters that we expressly opine on herein;

(d)

that insofar as any obligation under the Documents is to be performed in any jurisdiction outside PRC, its performance will not be illegal or unenforceable by virtue of the law of that jurisdiction; and

(e)

that the information disclosed in the materials from the Company Registry is accurate and complete as at the time of this opinion and the information from Company Search did not fail to disclose any information which had been filed with or delivered to the AMR but had not been processed at the time when the search was conducted.

We have made no investigation on and expressed no opinion in relation to the laws of any country or territory other than the PRC. This opinion is limited to and is given on the basis of the current PRC Laws and is to be construed in accordance with, and is governed by, the PRC Laws.

B. Definitions

Capitalized terms used in this opinion shall have the meanings ascribed to them as follows:

As used herein,

(a)	“Company” means Gracell Biotechnologies Inc.;

(b)	“Control Documents” mean the agreements set forth in Appendix A to this opinion;

(c)	“Domestic Enterprise” or “Gracell Shanghai” means Gracell Biotechnologies (Shanghai) Co., Ltd. (亘喜生物科技（上海）有限公司);

(d)

“Governmental Agency” means any national, provincial or local governmental, regulatory or administrative authority, agency or commission in the PRC, or any court, tribunal or any other judicial or arbitral body in the PRC, or any body exercising, or entitled to exercise, any administrative, judicial, legislative, police, regulatory, or taxing authority or power of similar nature in the PRC;

(e)

“Governmental Authorization” means any license, approval, consent, waiver, order, sanction, certificate, authorization, filing, declaration, disclosure, registration, exemption, permission, endorsement, annual inspection, clearance, qualification, permit or license by, from or with any Governmental Agency pursuant to any PRC Laws;

(f)

“M&A Rule” means the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, which was issued by the Ministry of Commerce, the State-owned Assets Supervision and Administration Commission, the State Administration of Taxation, the State Administration for Industry and Commerce, the China Securities Regulatory Commission (the “CSRC”) and the State Administration of Foreign Exchange, on August 8, 2006 and became effective on September 8, 2006, as amended by the Ministry of Commerce on June 22, 2009;

(g)	“PRC” or “China” means the People’s Republic of China, for purposes of this legal opinion, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan;

(h)	“PRC Laws” mean all laws, regulations, rules, orders, decrees, guidelines, judicial interpretations and other legislation of the PRC in effect on the date of this opinion;

(i)	“WFOE” means Gracell Bioscience (Shanghai) Co., Ltd. (亘利生物科技（上海）有限公司).

C. Opinion

Based upon and subject to the foregoing descriptions, assumptions and further subject to the qualifications set forth below, we are of the opinion that as at the date hereof:

i.

Based on our understanding of the current PRC Laws, (a) the ownership structure of the WFOE, the Domestic Enterprise and their respective subsidiaries as described in ‘‘Corporate History and Structure’’ of the Registration Statement, both currently and immediately after giving effect to the Offering, are in compliance with applicable PRC laws or regulations; (b) the Control Documents constitute valid, legal and binding obligations enforceable against each party of such agreements in accordance with the terms of each agreement, and will not result in any violation of PRC Laws currently in effect. However, there are substantial uncertainties regarding the interpretation and application of PRC Laws and future PRC laws and regulations, and there can be no assurance that the Governmental Agencies will take a view that is not contrary to or otherwise different from our opinion stated above.

ii.

M&A Rules. We have advised the Company as to the content of the M&A Rules, in particular the relevant provisions thereof that purport to require offshore special purpose vehicles formed for the purpose of obtaining a stock exchange listing outside of PRC and controlled directly or indirectly by Chinese companies or natural persons, to obtain the approval of the CSRC prior to the listing and trading of their securities on any stock exchange located outside of the PRC.

We have advised the Company based on our understanding of the PRC Laws that the CSRC’s approval is not required for the listing and trading of the Company’s ADSs on the NASDAQ in the context of this Offering, given that (a) the WFOE was incorporated as a wholly foreign-owned enterprise by means of direct investment rather than by merger or acquisition of equity interest or assets of a PRC domestic company owned by PRC companies or individuals as defined under the M&A Rules that are the beneficial owners of the Company and (b) no provision in the M&A Rules clearly classifies contractual arrangements as a type of transaction subject to the M&A Rules.

iii.

The statements made in the Registration Statement under the caption “Taxation — People’s Republic of China Taxation,” to the extent they constitute summaries of PRC tax laws and regulations or interpretations or legal conclusions with respect thereto, constitute accurate summaries of the matters described therein in all material aspects and such statements constitute our opinion.

iv.

(a) The summary of the common contractual arrangements under the heading “Our Corporate History and Structure” of the Registration Statement, and (b) the summaries of the Control Documents under the “Regulations on Foreign Investment” of the Registration Statement, to the extent that they constitute matters of PRC Laws or summaries of the provisions of legal documents therein described, are correct and accurate in all material aspects, and nothing has been omitted from such statements which would make the same misleading in any material aspect.

D. Certain Limitations and Qualifications

The opinions expressed above are based on Documents and our interpretations of the PRC Laws, which, in our experience, are applicable. We note, however, that the laws and the regulations in China have been subject to substantial and frequent revision in recent years. We cannot assure that any future interpretations or amendments of PRC laws and regulations by relevant authorities, administrative pronouncements, or court decisions, or future positions taken by these authorities would not adversely impact or affect the opinions set forth in this letter.

This opinion relates only to PRC Laws and there is no assurance that any of such PRC Laws or the interpretations by competent PRC courts or government authorities of such PRC Laws will not be changed, amended or replaced in the immediate future or in the longer term with or without retrospective effect. We express no opinion as to any laws other than PRC Laws.

Our above opinions are also subject to the qualification that they are confined to and given on the basis of the published and publicly available PRC Laws effective as of the date hereof.

This Opinion has been prepared solely for your use and may not be quoted in whole or in part or otherwise referred to in any documents, or disclosed to any third party, or filed with or furnished to any governmental agency, or other party without the express prior written consent of this firm.

We hereby consent to the use of this Opinion in, and the filing hereof as an exhibit to the Registration Statement, and to the reference to our name in such Registration Statement. In giving such consent, we do not thereby admit that we fall within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

Sincerely yours,

/s/ AllBright Law Offices
AllBright Law Offices

Appendix A

List of Control Documents

1.	Technical Consultation and Service Agreement between WFOE and Gracell Shanghai dated as of January 3, 2019;

2.	Business Cooperation Agreement between WFOE and Gracell Shanghai dated as of January 3, 2019;

3.	Call Option Agreement by WFOE, Gracell Shanghai and Xiaomi Hua dated as of November 10, 2020;

4.	Amendment to Call Option Agreement by WFOE, Gracell Shanghai and William Wei Cao dated as of November 10, 2020;

5.	Voting Rights Proxy Agreements and Power of Attorney by WFOE, Gracell Shanghai and Xiaomi Hua dated as of November 10, 2020;

6.	Amendment to Voting Rights Proxy Agreement and Power of Attorney by WFOE, Gracell Shanghai and William Wei Cao dated as of November 10, 2020;

7.	Equity Pledge Agreements by WFOE, Gracell Shanghai and Xiaomi Hua dated as of November 10, 2020; and

8.	Equity Pledge Supplementary Agreement by WFOE, Gracell Shanghai and William Wei Cao dated as of November 10, 2020.

9.	Spouse Consent Letter dated as of November 10, 2020.